Exhibit 10.26

April 26, 2010

Mr. Michael F. Devine, III

Executive VP, CFO

Coach, Inc.

516 W. 34th Street

New York, NY 10001

Dear Michael:

On behalf of Express Parent LLC (to be renamed Express, Inc.) (the “Company”), I am extremely pleased to invite you to become a member of the Company’s Board of Directors (the “Board”). We believe that your skills, expertise and knowledge will prove very helpful to the Company and its stockholders. In addition to your normal Board duties, your responsibilities will include that of Chairman of the Audit Committee and the Company’s Audit Committee Financial Expert.

In connection with your service as a director, you will be eligible for equity grants under the Express, Inc. 2010 Incentive Compensation Plan (the “2010 Plan”), which will become effective upon the completion of the Company’s initial public offering of common stock (the “IPO”). Your equity incentive compensation package under the 2010 Plan will be equivalent to the equity incentive packages offered to the Company’s Vice Presidents.

In addition to equity compensation, you will be entitled to receive cash compensation of (1) an Annual Retainer of $100,000 for your service as a director, (2) an Audit Committee Annual Retainer of $10,000 and (3) a Chairman of the Audit Committee Annual Retainer of $15,000. You will be reimbursed for reasonable out-of-pocket expenses incurred by you in connection with your services to the Company in accordance with the Company’s established policies. In addition, you will be covered by the Company’s D&O insurance and given an opportunity to execute the Company’s standard director indemnification agreement.

Our expectation is that the Board will meet at least quarterly. The various committees of the Board will also meet on a schedule to be determined. It is our expectation that you will participate in those meetings in person to the extent possible. We also ask that you make yourself available to participate in various telephonic meetings from time to time.

Please note that this offer is contingent upon your qualification as an independent director under applicable NYSE rules and consummation of the IPO.

Mr. Michael F. Devine, III

April 26, 2010

Your services on the Board will be in accordance with, and subject to, the Company’s Bylaws and the Certificate of Incorporation, as such may be amended from time to time. In accepting this offer, you are representing to us that (1) you do not know of any conflict that would restrict you from becoming a director of the Company and (2) you will not provide the Company with any documents, records or other confidential information belonging to any other parties.

To accept this offer, please sign below and return the fully executed letter to us. You should keep one copy of this letter for your own records. This letter sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by a duly authorized representative of the Company and by you.

We are looking forward to having you join us at the Company. We believe that your enthusiasm and past experience will be an asset to the Company and that you will have a positive impact on the organization. If you have any questions, please call me at (415) 983-2707.

Sincerely, Express Parent LLC (name to be changed to Express, Inc.)

/s/ Stefan L. Kaluzny
Stefan L. Kaluzny Chairman of the Board

Accepted and agreed to this

28th day of April, 2010

/s/ Michael F. Devine, III
Michael F. Devine, III

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